SUBCONTRACT FOR

FUND ADMINISTRATIVE SERVICES

                        This Subcontract, dated as of July 1, 2013, and amended as of July 1, 2014, is between Templeton Asset Management Ltd., a corporation organized under the laws of Singapore (the “Investment Manager”), and Franklin Templeton Services, LLC (“Administrator”).

                        In consideration of the mutual agreements herein made, the parties hereby agree as follows:

            Section 1.        Prime Contract.  This Subcontract is made in order to assist the Investment Manager in fulfilling certain of the Investment Manager’s obligations under each investment management and investment advisory agreement (“IM Agreement”) between the Investment Manager and Templeton China World Fund (the “Trust”).

            Section 2.        Appointment.  The Investment Manager hereby appoints the Administrator to provide or procure, as applicable, for the Trust the administrative and other services described in Section 3 of this Subcontract for the period and on the terms set forth in this Subcontract, as may be supplemented from time to time.  The Administrator accepts such appointment and agrees during such period to render or procure, as applicable, the services herein set forth for the compensation provided in Section 6 below.

            Section 3.        Services.  The Administrator agrees, during the term of this Subcontract, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to the Trust to the extent that any such services are not otherwise provided by the Investment Manager (including any subadviser) or any other service provider to the Trust:

                        (a)       providing office space, telephone, office equipment and supplies for the Trust necessary or appropriate for the effective administration of the Trust as contemplated in this Subcontract;

                        (b)       providing trading desk facilities for the Trust, unless these facilities are provided by the Investment Manager or any subadviser to the Trust;

                        (c)       authorizing expenditures and approving bills for payment on behalf of the Trust;

                        (d)       supervising preparation of periodic reports to Trust shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual Trust shareholders when asked to do so by the Trust’s shareholder servicing agent or other agents of the Trust;

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                        (e)       coordinating and supervising the daily pricing and valuation of the Trust’s investment portfolio, including collecting quotations from pricing services engaged by the Trust, in accordance with the policies and procedures adopted from time to time by the Trust;

                        (f)        providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other financial data;

                        (g)       monitoring and coordinating, where appropriate, relationships with organizations serving the Trust, including custodians, public accounting firms, law firms, printers, pricing services and other unaffiliated service providers;

                        (h)       supervising the Trust’s compliance with recordkeeping requirements under the federal securities laws, including the Investment Company Act of 1940, as amended (“1940 Act”), and the rules and regulations thereunder, supervising compliance with recordkeeping requirements imposed by state or foreign laws or regulations, and maintaining books and records for the Trust;

                        (i)        preparing and filing of domestic and foreign tax reports, including the Trust’s income tax returns, and monitoring the Trust’s compliance with subchapter M of the Internal Revenue Code, and all other applicable tax laws and regulations;

                        (j)        establishing, maintaining and monitoring the Trust’s compliance program with respect to: the 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; the Trust’s investment goals, policies and restrictions; and the Code of Ethics and other policies adopted by the Trust’s Board of Trustees (“Board”) or by the Investment Manager or any subadviser to the Trust and applicable to the Trust;

                        (k)       preparing regulatory reports, including without limitation, N-SARs, N-CSRs, N-PXs, N-Qs, proxy statements, information statements, and U.S. and foreign ownership reports;

                        (l)        preparing and arranging for the filing of such registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities as may be required to (i) register or otherwise qualify the shares of the Trust for sale and maintain any such registration or qualification; (ii) amend or otherwise update the Trust’s disclosures as required by applicable Federal securities laws and the rules and regulations of any applicable regulatory agency or stock exchange; (iii) qualify the Trust to do business; and (iv) maintain the Trust’s corporate existence, and as otherwise required by applicable law;

                        (m)      maintaining a review and certification program and internal controls and procedures in accordance with the relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies; and

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                        (n)       providing executive, clerical, secretarial and other personnel needed to carry out the above responsibilities.

Nothing in this Subcontract shall obligate the Administrator to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Trust to perform services on behalf of the Trust.

            Section 4.        Delegation of Services.  The Administrator may, at its expense, delegate to one or more entities some or all of the services for the Trust for which the Administrator is responsible under this Subcontract.  The Administrator will be responsible for the compensation, if any, of any such entities for such services to the Trust, unless otherwise agreed to by the parties or with the Trust.  Notwithstanding any delegation pursuant to this paragraph, the Administrator will continue to have responsibility and liability for all such services provided to the Trust under this Subcontract.

            Section 5.        Performance of Services in Accordance with Regulatory Requirements; Furnishing of Books and Records.  In performing the services set forth in Section 3 of this Subcontract, the Administrator:

                        (a)       shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board, and with the provisions of the Trust’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

                        (b)       will make available to the Trust, promptly upon request, any of the Trust’s books and records as are maintained under this Subcontract, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Subcontract that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

            Section 6.        Fees.    The Investment Manager agrees to pay to the Administrator as compensation for such services a monthly fee equal on an annual basis to:

0.150% of the Trust's average weekly net assets up to and including $200 million;

0.135% of average weekly net assets over $200 million, up to and including $700 million;

0.100% of average weekly net assets over $700 million, up to and including $1.2 billion; and

0.075% of average weekly net assets over $1.2 billion.

From time to time, the Administrator may waive all or a portion of its fees provided for hereunder.  The Administrator shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Trust’s expenses, as if such waiver or limitation were fully set forth herein.

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            Section 7.        Term.  Unless otherwise terminated, this Subcontract shall remain in full force and effect for the Trust so long as the IM Agreement for the Trust remains in effect.

            Section 8.        Termination.   This Subcontract will terminate as to the Trust immediately upon the termination of the IM Agreement applicable to the Trust and, in addition, may be terminated by either party at any time on sixty (60) days’ written notice without payment of penalty.

            Section 9.        Standard of Care.        In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or of reckless disregard of its duties and obligations hereunder, the Administrator shall not be subject to any liability for any act or omission in the course of, or connected with, rendering services hereunder.

            Section 10.      Severability.  If any provision of this Subcontract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Subcontract shall not be affected thereby.

            Section 11.      Governing Law.  This Subcontract shall be governed by and construed in accordance with the laws of the State of California.

                        IN WITNESS WHEREOF, the parties hereto have caused this Subcontract to be duly executed by their duly authorized officers.

TEMPLETON ASSET MANAGEMENT LTD.

By:  /s/ GREGORY E. MCGOWAN

            Gregory E. McGowan

Title:   Director

FRANKLIN TEMPLETON SERVICES, LLC

By:  /s/ ALOK SETHI

            Alok Sethi

Title:   President

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